Exhibit 10.1

Summary of Non-Management Director Compensation Action

On April 5, 2007, the Board of Directors (the “Board”) of Apco Argentina Inc. (the “Company”) modified, beginning July 1, 2007, the compensation structure awarded to members of the Board who are not employees of the Company or its affiliates (each a “Non-Management Director”) as follows:

Quarterly Compensation for Board Service:	$12,500

Quarterly Compensation for Committee Chairs:

Audit Committee Chair -	$2,500
Nominating Committee Chair -	$1,250

The compensation set forth above is paid quarterly in arrears.